EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-192475 on Form S-1 of our reports dated July 9, 2015, relating to the consolidated financial statements and financial statement schedule of School Specialty, Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness), appearing in the Annual Report on Form 10-K of School Specialty, Inc. and subsidiaries for the year ended April 25, 2015, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

Milwaukee, Wisconsin

December 3, 2015